                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               ELCOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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

                            [ELCOR CORPORATION LOGO]
                              14643 DALLAS PARKWAY
                         SUITE 1000, WELLINGTON CENTRE
                            DALLAS, TEXAS 75240-8871

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD TUESDAY, OCTOBER 28, 1997

To the Shareholders:

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Elcor Corporation (the "Company") will be held in the Derrick Room of the Midland Petroleum Club, 501 West Wall Street, Midland, Texas, on Tuesday, October 28, 1997, at 10 a.m., local time, for the following purposes:

          1. (a) To elect two directors to hold office for terms expiring in 2000, as specified in the attached Proxy Statement, or until their successors are elected and qualified;

          (b) To elect one director to hold office for a term expiring in 1998, as specified in the attached Proxy Statement, or until his successor is elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending June 30, 1998; and

          3. To transact such other business as may properly come before such meeting or any adjournment or adjournments thereof (the "Meeting").

     An alphabetical list of the names and addresses of shareholders eligible to vote at the Meeting, together with the number of shares registered, will be maintained during ordinary business hours at the offices of Ortloff Engineers, Ltd. at Suite 2000, Wilco Building, 415 West Wall Street, Midland, Texas 79701 for at least ten days prior to the Meeting.

     The Board of Directors has fixed the close of business on September 9, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

                                             By Order of the Board of Directors
                                                      DAVID G. SISLER
                                                         Secretary

Dated: September 19, 1997

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE. ANY SHAREHOLDER GRANTING A PROXY MAY REVOKE SAME AT ANY TIME PRIOR TO ITS EXERCISE. ALSO, WHETHER OR NOT GRANTING A PROXY, SHAREHOLDERS OF RECORD MAY VOTE IN PERSON IF THEY ATTEND THE MEETING.

                            [ELCOR CORPORATION LOGO]
                              14643 DALLAS PARKWAY
                         SUITE 1000, WELLINGTON CENTRE
                            DALLAS, TEXAS 75240-8871

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD TUESDAY, OCTOBER 28, 1997

                             SOLICITATION OF PROXY

     The accompanying proxy is solicited on behalf of the Board of Directors of Elcor Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, October 28, 1997, and at any adjournment or adjournments thereof (the "Meeting"). In addition to the use of the mails, proxies may be solicited by personal interview, telephone or facsimile by directors, officers and other employees of the Company, who will not receive additional compensation for such services. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse such persons for forwarding such material at the rates suggested by the New York Stock Exchange. The Company will bear the cost of this solicitation of proxies. Such costs are expected to be nominal. Proxy solicitation will commence with the mailing of this Proxy Statement on or about September 19, 1997.

     Any shareholder giving a proxy has the power to revoke the same at any time prior to its exercise by executing a subsequent proxy, by providing written notice to the Secretary of the Company or by attending the Meeting and withdrawing the proxy.

                               PURPOSE OF MEETING

     As stated in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement, the business to be conducted and the matters to be considered and acted upon at the Meeting are as follows:

          1. (a) To elect two directors to hold office for terms expiring in 2000, as specified herein or until their successors are elected and qualified;

          (b) To elect one director to hold office for a term expiring in 1998, as specified herein, or until his successor is elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending June 30, 1998; and

          3. To transact such other business as may properly come before the Meeting.

                               VOTING AT MEETING

     The voting securities of the Company consist solely of common stock, par value $1 per share ("Common Stock").

     The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on September 9, 1997 (the "Record Date"), at which time the Company had outstanding and entitled to vote at the Meeting 8,802,532 shares of Common Stock. Shareholders are entitled to one vote, in person or by proxy, for each share of Common Stock held in their names on the Record Date. Shareholders representing fifty-one percent of the Common Stock outstanding and entitled to vote must be present or represented by proxy at the Meeting to constitute a quorum.

     Neither abstentions nor broker non-votes are counted as votes cast on any matter to which they relate. All shares represented in person or by proxy, including abstentions and broker non-votes, are considered in determining whether a quorum has been reached on a particular matter. A broker non-vote will occur when a broker who holds shares in nominee form, or "street name," for a customer does not have the authority under the rules of the New York Stock Exchange ("NYSE") or separate agreement to cast a vote on a particular matter, because the matter is deemed by the NYSE to be non-discretionary, or is non-discretionary by agreement, and the broker's customer has not furnished voting instructions.

     If a shareholder is a participant in the Company's Employee Stock Ownership Plan ("ESOP"), the proxy card will serve as a voting direction for the Trustee of such plan. Shares not yet allocated to ESOP participants, under the terms of the ESOP, will be voted in proportion to allocated ESOP shares for which voting is directed. Allocated shares held through the ESOP for which participants do not return properly signed proxy cards will be voted in the same manner.

     The election of directors and the ratification of the appointment of Arthur Andersen LLP as independent auditors each will require the affirmative vote of a majority of the Common Stock present or represented by proxy at the meeting and voting thereon. Cumulative voting for directors is not authorized.

                                STOCK OWNERSHIP

     The following table sets forth as of September 9, 1997, the number of shares of Common Stock beneficially owned by each director or nominee, each Named Executive Officer (as defined under "Executive Compensation" below), except as indicated below, and by all directors and executive officers as a group.

                 NAME OF BENEFICIAL OWNER                      SHARES OF         PERCENT
                   OR IDENTITY OF GROUP                     COMMON STOCK(1)      OF CLASS
                 ------------------------                   ---------------      --------
F. H. Callaway............................................      166,896(2)         1.90
James E. Hall.............................................      124,800(2)         1.42
Robert M. Leibrock........................................      223,850(2)(3)      2.54
W. F. Ortloff.............................................       31,256(2)            *
David W. Quinn............................................        6,000(2)            *
Richard J. Rosebery.......................................      112,339(4)         1.27
Harold K. Work............................................      129,858(5)         1.47
Raul G. Holguin...........................................       11,099(6)            *
David G. Sisler...........................................          865(7)            *
All directors and executive officers as a group (12
  persons)................................................      840,172(8)         9.44

---------------

 *  Percentages of one percent or less have been omitted.

(1) All shares reflected in the table are owned directly and the owner has sole voting and investment power with respect to such shares, except for (i) option shares as shown in notes (2), and (4) through (8); (ii) shares allocated to such persons' accounts in the ESOP; and (iii) certain shares that are treated as beneficially owned by such persons for purposes of this table, such as, but not limited to, shares which are held in the name of the wife or minor children of such persons, in a family partnership, or as trustee or custodian for children of such persons, or by children who are not minors but who reside with such persons. Shares beneficially owned by the late Mr. Roy E. Campbell, former Chairman of the Board, President and Chief Executive Officer of the Company, are omitted from this table.

(2) Includes options currently exercisable for 4,000 shares.

(3) Includes 200 shares owned by Mr. Leibrock's wife as to which Mr. Leibrock has disclaimed beneficial ownership.

(4) Includes options currently exercisable or exercisable within sixty days for 28,700 shares.

(5) Includes options currently exercisable or exercisable within sixty days for 33,700 shares.

(6) Includes options currently exercisable or exercisable within sixty days for 2,816 shares.

(7) Includes options currently exercisable or exercisable within sixty days for 200 shares.

(8) Includes options currently exercisable or exercisable within sixty days for 93,988 shares.

     The following table sets forth as of September 9, 1997, or such other date indicated below, certain information with respect to each beneficial owner who is known to the Company to own more than 5 percent of the outstanding shares of Common Stock.

                    NAME AND ADDRESS OF                        SHARES OF        PERCENT
                      BENEFICIAL OWNER                        COMMON STOCK      OF CLASS
                    -------------------                       ------------      --------
Mrs. Wanda P. Campbell......................................    794,730(1)        8.98
     c/o Kerr & Nunley
     Sixth Floor, 310 West Wall Street
     Midland, TX 79701
Reich & Tang Capital Management Group.......................    734,600(2)        8.35
     600 Fifth Avenue
     New York, NY 10020-2302
Trustees for the Elcor Corporation Employee Stock Ownership
  Plan......................................................    678,830           7.71
     c/o Elcor Corporation
     14643 Dallas Parkway
     Wellington Centre, Suite 1000
     Dallas, TX 75240-8871
Moody, Aldrich & Sullivan...................................    673,286(3)        7.65
     211 Congress St. 4th Floor
     Boston, MA 02110-2410
State Farm Mutual Automobile Insurance Company..............    500,000(4)        5.68
     One State Farm Plaza
     Bloomington, IL 61710

---------------

(1) Includes options currently exercisable for 47,500 shares. This information was taken from the Company's records as of September 9, 1997. Based on such records, Mrs. Campbell, individually and as independent executrix under the will of Roy E. Campbell, owns directly and has sole voting and investment power with respect to such shares, except for option shares, shares allocated to the late Mr. Roy E. Campbell's account in the ESOP, and certain shares treated as beneficially owned by Mrs. Campbell which she holds as trustee for certain trusts. Voting and investment power for such shares are subject to the terms of Texas community property and probate laws and, as to 48,712 shares, trust instruments.

(2) This information was based on a letter dated August 19, 1997 from Reich & Tang Capital Management Corporation ("Reich & Tang"). As of that date, Reich & Tang beneficially owned 734,600 shares as a result of its serving as investment adviser to various clients. Reich & Tang has sole voting power and sole investment power with respect to all such shares.

(3) This information was taken from a Schedule 13G filed with the Securities and Exchange Commission as of February 7, 1997, by Moody, Aldrich & Sullivan, a letter from Moody, Aldrich & Sullivan dated August 13, 1997 and telephone confirmation on the Record Date. Moody, Aldrich & Sullivan has sole voting power and sole investment power with respect to all such shares.

(4) This information was taken from an Amended Schedule 13G filed with the Securities and Exchange Commission as of January 6, 1997, by State Farm Mutual Automobile Insurance Company (hereinafter referred to as "State Farm") and a letter from State Farm dated August 14, 1997. State Farm or its affiliates have sole voting power and sole investment power with respect to 500,000 shares.

     As far as is known to management of the Company, no other single person owns beneficially more than 5 percent of the outstanding shares of Common Stock.

                               BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies, for approving major corporate transactions and for the overall performance of the Company, although it is not involved in day-to-day operating details. The Board meets regularly throughout the year, including the annual organization meeting following the Annual Meeting of Shareholders. During the last fiscal year, the Board met eight times.

     The Board has established a number of standing committees of certain of its members to perform particular areas of responsibility. These are the Executive, Audit, and the Compensation Committees. There is no Nominating Committee.

     The primary function of the Executive Committee is to assist the Board by acting upon matters when the Board is not in session within general guidelines previously authorized by the Board. All actions taken by the Committee are promptly reported to and reviewed by the full Board. The Committee met eleven times during the last fiscal year. The Executive Committee consists of Messrs. Work, Callaway, Leibrock and Ortloff. Mr. Work was elected to the Executive Committee as Chairman on August 26, 1997. Mr. Campbell had served as Chairman of the Committee throughout fiscal 1997 and for fiscal 1998 through his date of death, August 22, 1997.

     The Audit Committee consists of Messrs. Leibrock (Chairman), Hall and Quinn, all of whom are nonemployee directors. The functions of the Committee are to determine whether management has established internal controls which are sound, adequate and working effectively; to ascertain whether Company assets are verified and safeguarded; to review and approve external audits; to review audit fees and the appointment of independent auditors; and to review nonaudit services provided by the independent auditors. The Committee met three times during the last fiscal year.

     The Compensation Committee consists of Messrs. Callaway (Chairman), Hall and Ortloff. Its function is to independently review and assess compensation for the Chief Executive Officer and all other executive officers of the Company and provide advice and recommendations to the Board of Directors concerning such compensation, benefits and the development of policies on employee compensation for the Company. The Committee met three times during the last fiscal year.

     All directors attended in excess of seventy-five percent (the reporting threshold) of Board of Directors and applicable Board committee meetings during their service as directors in fiscal 1997.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     At the Meeting, two directors will be elected to serve for terms of three years expiring on the date of the Annual Meeting of Shareholders in 2000, and one director will be elected to serve for a one-year term expiring on the date of the Annual Meeting of Shareholders in 1998. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the bylaws of the Company. The nominees for directors are all currently Board members.

     Messrs. Robert M. Leibrock and W. F. Ortloff are nominated for election for a three-year term or until their successors are elected and qualified, and Mr. Harold K. Work is nominated for election for a one-year term or until his successor is elected and qualified.

     Under the Company's bylaws, directors are divided into three classes, each of which is composed of approximately one-third of the directors. In 1996, the number of directorships on the Board was increased from six to eight. As a result of Mr. Campbell's death, the class of directors whose term expires in 1998 has only one director, while the classes whose terms expire in 1997 and 1999 have three directors each. To balance the three classes and eliminate the vacancy on the Board in accordance with the bylaws, the number of directorships was decreased from eight to seven, and Mr. Work is nominated to stand for election and serve in the class of directors whose term expires in 1998.

     None of the nominees has any family relationship with the others or any officer or director of the Company or any of its subsidiaries. None of the nominees is being proposed for election pursuant to any arrangement or understanding between such nominee and any other person except only the directors and executive officers of the Company acting solely as such.

     Shares represented by properly executed proxies will be voted, in the absence of contrary indication therein or revocation thereof by the shareholder granting such proxy, in favor of the election of the nominees named herein as directors to hold office for the terms stated herein. The persons named as proxies in the enclosed proxy have been designated by the Company's management and intend to vote for the election to the Board of Directors of the nominees named below. If the contingency should occur that any such nominee is unable to serve as a director, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that management may designate. Management knows of no reason why any nominee would be unable to serve. The information presented herein with respect to the nominees was obtained in part from the nominees, and in part from the records of the Company.

     Information about nominees for the Board of Directors and the directors whose terms will continue after the Meeting is set forth below.

                         NOMINEES FOR THREE-YEAR TERMS

ROBERT M. LEIBROCK, 77 -- Partner, Amerind Oil Company, Ltd.

     For more than the past five years, Mr. Leibrock has been an independent oil operator and since February 1981 has been a partner in Amerind Oil Company, Ltd., an oil and gas exploration and production company. Mr. Leibrock is a shareholder of Abell-Hanger Foundation. Mr. Leibrock is a member of the Executive Committee and Chairman of the Audit Committee. He was a director of the Company from 1965 to January 1968, and since March 1969. His current term expires in 1997.

W. F. ORTLOFF, 74

     Mr. Ortloff served as Executive Vice President of the Company (1965-1981) and Vice Chairman of the Board of the Company (1977-1981). From February 1984 until April 1989, Mr. Ortloff served as President, Chief Executive Officer and director of Gory Associated Industries, Inc., a subsidiary of the Company. He retired from part-time employment as an executive with the Company on May 31, 1995. Mr. Ortloff is a member of the Executive Committee and the Compensation Committee. He was elected a director in 1965. His current term expires in 1997.

                           NOMINEE FOR ONE-YEAR TERM

HAROLD K. WORK, 64 -- Chairman of the Board, President and Chief Executive
                      Officer of Elcor Corporation; President and Chief Executive Officer of Elk Corporation of Dallas.

     Mr. Work was elected by the Board to the position of Chairman of the Board, President and Chief Executive Officer of the Company on August 26, 1997, to succeed the late Mr. Roy E. Campbell. Mr. Work served for just one week as Vice Chairman of the Company under a succession plan adopted by the Board on August 18, 1997. Prior to such time, he had served as Executive Vice President of the Company since 1993. He has served as President and Chief Executive Officer of Elk Corporation of Dallas since 1979, and serves on its board of directors. Mr. Work is also President, Chief Executive Officer and a director of each of the subsidiaries of Elk Corporation of Dallas. He is a member of the Board of Directors of Centex Construction Products, Inc. and of the Asphalt Roofing Manufacturers Association, where he served as Chairman of the Executive Committee from 1990 to 1992. He was appointed to fill a vacancy, created when the number of directors on the Board of the Company was increased from six to eight on July 29, 1996, for a term expiring in 1997.

                              CONTINUING DIRECTORS

F. H. CALLAWAY, 75 -- Partner, Callaway Oil & Gas Co.

     Mr. Callaway, for more than the past five years, has been an independent oil operator and since May 1981 has been a partner in Callaway Oil & Gas Co., an oil and gas exploration and production company. Mr. Callaway also serves as a director of Canark Petroleum Inc., Caljam Oil & Gas Ltd., and Callaway Production Co., Inc. Mr. Callaway is a member of the Executive Committee and Chairman of the Compensation Committee and has been a director of the Company since 1965. His current term expires in 1999.

JAMES E. HALL, 62 -- Director and Officer of Hall Racing, Inc. and Condor
                     Aviation, Inc.; President of Chaparral Cars, Inc. and Manager of Condor Operating Company.

     For more than the past five years, Mr. Hall has been President and a director of Chaparral Cars, Inc., which has built and operated cars for major national and international racing events, and Manager of Condor Operating Company, independent oil and gas operators. Mr. Hall is also a director and officer of Hall Racing, Inc. and Condor Aviation Company, Inc., having served in those capacities for more than five years. Mr. Hall is a member of the Audit Committee and the Compensation Committee. He has served as a director since 1974 and his term expires in 1998.

DAVID W. QUINN, 55 -- Vice Chairman of Centex Corporation.

     Prior to his appointment to his current position as Vice Chairman of Centex Corporation in 1996, Mr. Quinn served as its Executive Vice President since 1987. In addition, Mr. Quinn served as Chief Financial Officer of Centex from 1987 to August 1997. He has served on Centex's Board of Directors since 1989, and also serves as a director of its 51% owned subsidiary, Centex Construction Products, Inc. Mr. Quinn also is a member of the Board of Directors and Executive Committee and is Chairman of the Finance Committee of Zale Lipshy University Hospital in Dallas, Texas. He serves on the Company's Audit Committee. Mr. Quinn has served as a director of the Company since 1996 and his current term expires in 1999.

RICHARD J. ROSEBERY, 62 -- Vice Chairman, Chief Financial and Administrative
                           Officer and Treasurer of Elcor Corporation.

     Mr. Rosebery was elected to his current position as Vice Chairman of the Company on August 18, 1997, having served as Executive Vice President since 1993. He has served as an officer of the Company for 22 years. In addition to his position with the Company, he serves as an officer of all of Elcor's subsidiaries and is President and/or a director of four Elcor subsidiaries. Mr. Rosebery served as a Vice President in various capacities with Elcor Corporation from 1975 until his recent election as Vice Chairman. He also serves as President and a director of the Dallas Chapter of the Financial Executives Institute. Mr. Rosebery's current term expires in 1999.

                       THE BOARD OF DIRECTORS RECOMMENDS

                   A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, "Named Executive Officers"), based on salary and bonus earned during the prior three fiscal years ending June 30.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                 ANNUAL             COMPENSATION
                                              COMPENSATION        ----------------
           NAME AND             FISCAL    --------------------     STOCK OPTIONS         ALL OTHER
    PRINCIPAL POSITION(A)        YEAR      SALARY     BONUS(B)    (# OF SHARES)(C)    COMPENSATION(D)
    ---------------------       ------    --------    --------    ----------------    ---------------
Roy E. Campbell...............   1997     $378,200    $114,538         15,000             $78,573
                                 1996      366,000      51,922         15,000              73,329
                                 1995      360,167      25,617         10,000              70,285
Raul G. Holguin...............   1997     $105,750    $ 25,388          1,045             $ 9,261
                                 1996           --          --             --                  --
                                 1995           --          --             --                  --
Richard J. Rosebery...........   1997     $219,733    $ 46,485         10,000             $33,723
                                 1996      203,165      20,015         10,000              31,149
                                 1995      195,997      10,501          7,500              29,765
David G. Sisler...............   1997     $114,106    $ 11,665          1,705             $ 2,650
                                 1996       98,471      15,000          1,000                   0
                                 1995            0           0              0                   0
Harold K. Work................   1997     $272,800    $ 60,505         10,000             $64,479
                                 1996      264,000      40,966         10,000              65,258
                                 1995      261,667      35,672          7,500              64,434

---------------

(a) Capacities in which person served during the fiscal year ending June 30, 1997:

    Roy E. Campbell         Chairman of the Board, Chief Executive Officer and
                            President. Mr. Campbell died on August 22, 1997.
    Raul G. Holguin         Vice President Information Systems; Vice
                            President -- General Manager of the Conductive Coatings
                            Division of Chromium Corporation. Mr. Holguin served as
                            Assistant Vice President -- Management Information Systems
                            of the Company for fiscal 1997 until his promotion to his
                            current position on April 1, 1997. Amounts paid by the
                            Company to Mr. Holguin in fiscal 1995 and fiscal 1996 are
                            omitted under applicable regulations of the Securities and
                            Exchange Commission.
    Richard J. Rosebery     Executive Vice President, Chief Administrative and Financial
                            Officer and Treasurer. Mr. Rosebery was elected to his
                            current position as Vice Chairman, Chief Financial and
                            Administrative Officer and Treasurer of the Company on
                            August 18, 1997.
    David G. Sisler         Vice President, General Counsel and Secretary (elected
                            August 14, 1995).
    Harold K. Work          Executive Vice President; President and Chief Executive
                            Officer of Elk Corporation of Dallas. Mr. Work was elected as Chairman of the Board, President and Chief Executive
                            Officer of the Company on August 26, 1997.

(b) Bonus amounts in the summary compensation table were paid under the Company's Incentive Cash Bonus Plan. These amounts ordinarily are determined through the application of formula calculations based on a targeted range of earnings before federal income taxes of the Company as a whole or of the appropriate business unit. For more information, see Compensation Committee Report included with this Proxy Statement.

(c) See the table below entitled "Option Grants During Fiscal 1997" for information concerning the grant of options in fiscal year 1997 for shares of Elcor Common Stock.

(d) Represents contributions by the Company to the Elcor Corporation Employees' 401(k) Savings Plan and Employee Stock Ownership Plan, loans forgiven under the Stock/Loan Plan, and supplemental retirement benefits summarized as follows:

     Company Contributions to Employees' 401(k) Savings Plan and Employee Stock Ownership Plan:

                                                             YEAR ENDED JUNE 30,
                                                        -----------------------------
                         NAME                            1997       1996       1995
                         ----                           -------    -------    -------
Roy E. Campbell.......................................  $ 6,900    $ 6,900    $ 6,900
Raul G. Holguin.......................................    5,282         --         --
Richard J. Rosebery...................................    6,900      6,900      6,900
David G. Sisler.......................................    1,807          0          0
Harold K. Work........................................    6,900      6,900      6,900

     Loans Forgiven Under the Stock/Loan Plan:

                                                             YEAR ENDED JUNE 30,
                                                        -----------------------------
                         NAME                            1997       1996       1995
                         ----                           -------    -------    -------
Roy E. Campbell.......................................  $49,989    $47,275    $40,748
Raul G. Holguin.......................................    3,979         --         --
Richard J. Rosebery...................................   19,453     18,429     15,931
David G. Sisler.......................................      843          0          0
Harold K. Work........................................   44,353     44,139     42,457

     Supplemental Retirement Benefits Contributed:

                                                             YEAR ENDED JUNE 30,
                                                        -----------------------------
                         NAME                            1997       1996       1995
                         ----                           -------    -------    -------
Roy E. Campbell.......................................  $21,684    $19,154    $22,637
Raul G. Holguin.......................................        0         --         --
Richard J. Rosebery...................................    7,370      5,820      6,934
David G. Sisler.......................................        0          0          0
Harold K. Work........................................   13,226     14,219     15,077

AGGREGATED OPTION EXERCISES DURING FISCAL 1997 AND FISCAL YEAR END OPTION VALUES

     The following table provides information related to options exercised during fiscal 1997 and options available under the Company's Incentive Stock Option Plan at June 30, 1997 by or to the Named Executive Officers.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                    OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(b)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE     REALIZED(a)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Roy E. Campbell.............         0       $      0       12,500         35,000        $112,188       $285,625
Raul G. Holguin.............       743         10,028        1,970          3,452          31,604         30,651
Richard J. Rosebery.........    13,000        107,750       21,100         34,400         340,688        285,688
David G. Sisler.............         0              0            0          2,705               0         21,058
Harold K. Work..............     8,000         88,000       26,100         34,400         428,813        285,688

(a) Market value of underlying securities at exercise date minus the exercise price, not reduced for taxes, if any, payable upon exercise.

(b) The unrealized value of in-the-money options at fiscal year-end represents the aggregate difference between the market value of the underlying securities at June 30, 1997 and the applicable exercise prices. These differences accumulate over what may be, in many cases, several years.

OPTION GRANTS DURING FISCAL 1997

     The following table provides information related to options granted under the Company's Incentive Stock Option Plan to the Named Executive Officers during the fiscal year ended June 30, 1997.

                              INDIVIDUAL GRANTS
------------------------------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     % OF TOTAL                             ASSUMED ANNUAL RATES OF STOCK
                            SECURITIES     OPTIONS      EXERCISE                 PRICE APPRECIATION FOR OPTION
                            UNDERLYING    GRANTED TO     OR BASE                           TERMS(d)
                             OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------------
           NAME             GRANTED(a)   FISCAL 1997    SHARE(b)     DATE(c)          5%              10%
           ----             ----------   ------------   ---------   ----------   -------------   -------------
Roy E. Campbell............   15,000        18.35%       $18.750    10/21/2001    $     77,704    $    171,706
Raul G. Holguin............    1,045         1.28%        19.000     9/29/2006          12,487          31,644
Richard J. Rosebery........   10,000        12.23%        18.750    10/21/2006         117,918         298,827
David G. Sisler............    1,705         2.09%        18.750    10/21/2006          20,105          50,950
Harold K. Work.............   10,000        12.23%        18.750    10/21/2006         117,918         298,827
All Shareholders(e)........   N/A           N/A           N/A          N/A        $104,818,892    $265,631,652

---------------

(a) Options become exercisable 20% per year on the second through the sixth anniversary dates of the grant except for options to Mr. Campbell which were to become exercisable 50% on the second anniversary and 50% on the third anniversary of the grant. Except for options to Mr. Campbell, options granted were for a term of ten years, subject to earlier termination upon certain events related to termination of employment. Options granted to Roy
     E. Campbell were for a term of 5 years. Under the terms of the Incentive Stock Option Plan, all options Mr. Campbell held became exercisable in full or in part for a period of one year after his death.

(b) All options above were granted at market value at date of grant. The exercise price may be paid in cash, delivery of already owned shares or a combination of the foregoing.

(c) Under the terms of the Incentive Stock Option Plan, all of Mr. Campbell's options will now expire on August 21, 1998. See note (a) above.

(d) Gains are reported net of the option exercise price, but before any taxes associated with the exercise. These gains are calculated based on the stated assumed compounded rates of appreciation as set by the Securities and Exchange Commission for disclosure purposes. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders' continued employment through the period over which options become exercisable in increments. The amounts reflected in this table may not be achieved.

(e) The potential realizable value for all shareholders is calculated over a period of ten years from $19.000, the highest exercise price of the options listed above, granted on September 30, 1996, based on the number of outstanding shares on September 30, 1996.

STOCK/LOAN PLAN

     Under the Company's Stock/Loan Plan, described in the Compensation Committee Report included with this Proxy Statement, the Named Executive Officers had outstanding loans from the Company of which the highest outstanding balance and ending outstanding balance for the fiscal year ended June 30, 1997 are reflected in the table below.

                                                         LOANS UNDER STOCK/LOAN PLAN
                                             ----------------------------------------------------
                                              HIGHEST OUTSTANDING              OUTSTANDING
                   NAME                      BALANCE IN FISCAL 1997      BALANCE AT JUNE 30, 1997
                   ----                      ----------------------      ------------------------
Roy E. Campbell............................         $142,218                     $128,804
Raul G. Holguin............................         *                           *
Richard J. Rosebery........................         *                           *
David G. Sisler............................         *                           *
Harold K. Work.............................         $119,958                     $ 91,760

---------------

* Balances of not more than $60,000 have been omitted.

COMPANY STOCK PERFORMANCE

     The following graph sets forth a comparison of the cumulative total return of the Company's Common Stock against the cumulative total return of the Dow Jones Building Materials index and the Russell 2000 index for the five year period ending June 30, 1997. Cumulative total return assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG ELCOR CORPORATION, THE RUSSELL 2000 INDEX
                   AND THE DOW JONES BUILDING MATERIALS INDEX

        MEASUREMENT PERIOD                                                   DJ BUILDING
      (FISCAL YEAR COVERED)            ELCOR CORP        RUSSELL 2000         MATERIALS
6/92                                              100                100                100
6/93                                              300                126                115
6/94                                              284                131                113
6/95                                              258                158                131
6/96                                              213                196                155
6/97                                              330                228                201

*$100 INVESTED ON 06/30/92 IN STOCK OR INDEX-
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING JUNE 30.

DIRECTORS' COMPENSATION

     Nonemployee directors receive $15,000 per year, and an additional $1,000 per meeting, for serving on the Board. The employee directors are not compensated separately for service on the Board. Under the Company's existing Incentive Stock Option Plan (ISOP) approved by the Company's shareholders, on August 22, 1996, the directors approved the initial grant and subsequent annual grants of options to buy 2,000 shares of Common Stock to each nonemployee director serving after each Annual Meeting of Shareholders through October 1999. The purpose of these grants was to attract and retain highly qualified independent directors and to underscore their mutual interest with shareholders consistent with what management perceives to be a general desire in the investor community that significant elements of director compensation be equity-based and thereby dependent on corporate performance. Options granted to nonemployee directors under the ISOP will be nonqualified options and will become exercisable immediately. Each option will have a term ending the earlier of ten years after the grant date or three months after the cessation of a participant's status as a director of the Company for any reason other than death or disability, in which case the options generally remain exercisable for one year.

     Nonemployee members of the Executive Committee receive $6,000 per year for service on such Committee. The employee director is not compensated separately for service on such Committee.

     Audit Committee members (all of whom are nonemployees) receive $1,000 per meeting, except the Chairman, who receives $1,400 per meeting.

     Compensation Committee members (all of whom are nonemployees) receive $1,000 per meeting, except the Chairman, who receives $1,400 per meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries. Mr. Ortloff is a former officer of the Company and certain of its subsidiaries. No director, member of the Compensation Committee, or executive officer of the Company had a relationship with the Company or any other company during fiscal 1997 that is required by Securities and Exchange Commission regulations to be disclosed as a compensation committee interlock.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee provides advice and recommendations to the Board concerning the compensation, including base salaries, bonuses and stock option awards under the Company's Incentive Stock Option Plan ("ISOP") for the Named Executive Officers, ISOP awards to other eligible employees, employer contributions to the ESOP and 401(k) Savings Plans, and the compensation of directors of Elcor. The nonemployee members of the Board assess and approve the award of such stock options. All nonemployee directors evaluate the Chief Executive Officer's performance and approve other elements of his compensation. The Board approves all other elements of compensation for the other Named Executive Officers with the abstention of Messrs. Rosebery and Work each from consideration and decisions regarding compensation for either of them.

     The objectives of Elcor's executive compensation program are to:

     1. Compensate competitively in order to attract, retain and motivate a highly competent executive team dedicated to achieving the Company's mission and strategic plans, which are designed to result in long-term growth in shareholder value;

     2. Tie individual compensation to individual and team performance and the success of the Company;

     3. Align the executive officers' and certain eligible employees' interests with those of the Company by making incentive compensation dependent upon the performance of the Company or the appropriate business unit;

     4. Align executive officers' and certain eligible employees' interests with those of the Company and its shareholders by providing long-term compensation opportunities through participation in the Company's Incentive Stock Option Plans, Stock/Loan Plan and Employee Stock Ownership Plan; and

     5.  Maximize the tax deductibility of executive compensation.

To achieve these compensation objectives, Elcor uses a combination of short-term and long-term compensation elements, all of which are affected by the performance of the individual and/or the performance of Elcor or the appropriate business unit. A significant amount of the total compensation is longer term compensation through stock ownership to assure alignment with shareholder interests. In addition, the Named Executive Officers participate in other compensation plans offered to all non-union employees. The Company does not provide post-retirement health care benefits or defined benefit pension plans for the Named Executive Officers or any other non-union employees.

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers. It is presently anticipated that all compensation to be paid to the Company's executive officers will be fully deductible by the Company for federal income tax purposes. It is the Company's intention to evaluate compensation received by executive officers and take the steps necessary, including submitting such matters for shareholder approval if necessary, to assure that such compensation is deductible by the Company.

BASE SALARY

     Base compensation of executive officers is set based on offering competitive salaries in comparison to market practices. Independent survey data developed by an independent data service for comparable executive positions in other similarly sized industrial companies is used to establish a minimum, median and maximum compensation level for each executive position. These ranges may be subjectively adjusted from industry averages for factors such as local market conditions or unique aspects, responsibilities or qualifications of the position not believed to be normally associated with the position in other similarly sized companies. Base salary ranges are reviewed annually. A range of predetermined percentage increases and a maximum merit increase is established for various performance levels. The base salary position within the range is set after an annual subjective review of performance in areas of the executives' responsibilities. This review includes an evaluation of work performance, achievement of specific goals, position requirements and financial performance of the applicable business unit in relation to expected performance based on the annual strategic plan. No specific weighting of factors is used in evaluating overall job performance. Increases in base salaries of executive officers, including Named Executive Officers, are consistent with the Company's overall guidelines for other employee salary percentage increases for defined performance levels. These guidelines are revised annually to reflect the influence of economic, industry and Company factors. Salary increases are not necessarily granted each year. All base salaries for the Named Executive Officers fall within the range of compensation for their specific positions based on the independent survey data.

INCENTIVE CASH BONUS

     All Named Executive Officers except Mr. Work are eligible for bonuses under the Elcor Incentive Cash Bonus Plan, which has a plan year of October 1 to September 30. Mr. Work is eligible for bonuses under the Elk Corporation of America Incentive Cash Bonus Plan, which also has a plan year of October 1 to September 30. The incentive plan year for Elcor and Elk differs from the Company's fiscal year due to seasonality considerations. Normally for Elcor and Elk, the quarters ending June 30 and September 30 of each fiscal year are seasonally stronger than the quarters ending December 31 and March 31. By beginning the incentive plan year on October 1 of each year, the financial performance during the seasonally weaker quarters are considered before the seasonally stronger quarters, providing greater assurance that executive incentive bonuses accurately reflect full year financial performance. The bonus plans for other business units correspond to the Company's fiscal year, as these businesses are typically less seasonal in nature.

     The Company or its operating units provide incentive cash bonuses payable quarterly for the Named Executive Officers and certain other non-union eligible employees. Bonuses are calculated based on a targeted range of earnings before federal income taxes. Such earnings are modified to include a factor for increases or decreases in total assets employed. The target earnings range for which bonuses will be paid is established annually based on (1) the fiscal year strategic plan for Elcor or the appropriate business unit, and (2) threshold and target levels of earnings, subjectively determined to represent a beginning level and target bonus level that provides incentive to achieve desired results. Desired results are subjectively determined. However, the target is considered to be in the range of the upper quartile performance for the business circumstances present during the plan year. The threshold level is considered to be in the range of average performance under the business circumstances. No bonus is payable until the minimum threshold level of earnings is achieved.

     The relationship of bonuses to base salaries in the Summary Compensation Table generally reflects the performance level of the Company or applicable business unit for each of the three fiscal years presented through the application of formula calculations based on earnings above the targeted thresholds. Bonuses paid for target performance vary by executive officer and range from 22% to 50% of base salary for the Named Executive Officers. Should earnings exceed the upper end of the target range, a premium bonus is awarded. Premium bonuses are calculated at a reduced rate (20%) of the amount of bonus that would have paid had these earnings in excess of target been within the target range.

STOCK/LOAN PLAN

     Under the Stock/Loan Plan the Company may grant to certain eligible key employees rights to apply to the Company for a loan, the proceeds of which must be used to purchase Elcor Common Stock at that time or applied to previous stock purchases not made in connection with the Stock/Loan Plan. The normal maximum amount which may be loaned to each eligible key employee is a percentage of the payment earned under the Incentive Cash Bonus Plan. For the Named Executive Officers, stock loans are granted at 37 1/2% to 50% of amounts earned under the Incentive Cash Bonus Plan. Such loans bear no interest and are repayable by the key employee through continued service with the Company or a subsidiary, with the principal amount of the loan being forgiven at the rate of 20% for each year of continuous service subsequent to the date of the making of the loan. The forgiven portion of the loan is considered compensation to the employee at the time of forgiveness by the Company. The outstanding balances of such loans are required to be repaid on any termination of employment with the Company, except for termination due to disability, death or retirement.

LONG-TERM COMPENSATION

     Under the Company's Incentive Stock Option Plan, which has previously been approved by the shareholders, the Company may grant qualified and/or nonqualified options to purchase the Company's Common Stock to the Named Executive Officers and eligible directors and key employees of the Company and its subsidiaries. Except for options awarded to Mr. Campbell, stock options awarded in fiscal 1997 must be exercised within ten years from the date of grant. Such options become exercisable in 20% annual installments commencing on the second anniversary date of grant. Options awarded to Mr. Campbell in fiscal 1997 must be exercised within five years from the date of grant, and become exercisable in 50% annual installments commencing on the second anniversary date of grant. The number of options granted is individually determined for each Named Executive Officer based on subjective evaluation of the individual's responsibility level and criticality to the Company, and is influenced by applying a formula of base pay times a predetermined percentage currently ranging from 26% to 50% of base pay, and dividing this number by the average market price of the Company's stock during the preceding thirty-six months prior to the grant. In recognition of unique performance, some awards are greater than provided by this formula. In fiscal 1997, options were subjectively awarded to Mr. Campbell, Mr. Rosebery, and Mr. Work in amounts above the formula calculation.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     The Named Executive Officers and all employees of the Company and its subsidiaries, except those covered by other plans established through collective bargaining, are eligible to participate in the ESOP upon completion of one year of service with the Company under the ESOP. The Company currently contributes a percentage (2.3% in fiscal 1997) of each participant's annual compensation, subject to limitations imposed by the Internal Revenue Service. Amounts contributed to the ESOP vest over a period of years (20% after three years of service and an additional 20% for each additional year of service thereafter until 100% vested).

ELCOR CORPORATION EMPLOYEES' 401(K) SAVINGS PLAN

     The Elcor Corporation Employees' 401(k) Savings Plan provides for participation in employer contributions by all employees, including the Named Executive Officers, after one year of service, except those covered by other plans established through collective bargaining. Contribution percentages and vesting of any Company contributions currently are made according to the same schedule as that of the ESOP described above.

SUPPLEMENTAL RETIREMENT BENEFITS

     In accordance with Internal Revenue Code Section 401(a)(17)(A), qualified benefit plans must limit the annual compensation of each employee taken into account under the plans for any year to an indexed dollar amount, currently $160,000. In September 1994, the Board of Directors determined that this limitation reduces retirement funds intended for the benefit of the employees affected by this limitation and authorized a special cash payment to any employee, including the Named Executive Officers, in an amount equal to the difference between the actual amount contributed for their benefit to the ESOP and 401(k) Savings Plan and the amount that would have been contributed to these plans for their benefit, including a factor to offset a portion of the Federal tax liability due on the payment had there been no statutory dollar limitation.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     None of the Named Executive Officers has employment tenure or severance agreements with the Company.

CEO COMPENSATION

     The Chief Executive Officer of Elcor, Roy E. Campbell, participated during fiscal 1997 in the same compensation programs as the other Named Executive Officers with each component of his compensation determined by the Board of Directors according to the same criteria described above. Mr. Campbell's base salary was generally determined in the same manner as other executive officers and as described in the Base Salary section described previously. Mr. Campbell's incentive compensation was calculated on a formula basis using the same methodology and guidelines as described in the Incentive Cash Bonus section of this report.

     In fiscal 1997, Mr. Campbell was awarded qualified and nonqualified stock options using the same methodology and factors as previously described for other Named Executive Officers. However, consistent with Company practice, Mr. Campbell's stock options were awarded subsequent to the annual meeting in October 1996, as were those of Messrs. Work, Rosebery and Sisler, whereas stock options to Mr. Holguin and other key employees were granted by the Board in August 1996. Accordingly, the option price for awards of Messrs. Campbell, Work, Rosebery and Sisler differs from the option price for Mr. Holguin.

     All other compensation for Mr. Campbell was determined on the same basis and using the same criteria as the other Named Executive Officers.

Dated: August 18, 1997

                                            F.H. Callaway, Chairman
                                            James E. Hall, Member
                                            W.F. Ortloff, Member

                                  PROPOSAL TWO

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     On recommendation of the Audit Committee, the Board of Directors has appointed, subject to ratification by the shareholders, Arthur Andersen LLP, of Dallas, Texas, as independent auditors of the Company for the fiscal year ending June 30, 1998. This firm has made the annual audit of the accounts of the Company since 1966. The Company has been advised that neither Arthur Andersen LLP nor any member thereof has any direct or indirect financial or other interest in the Company or any of its subsidiaries. The Board of Directors each year requests the shareholders to ratify the appointment of auditors and in the past, the shareholders have overwhelmingly ratified the appointment each year. Shares represented by properly executed proxies will be voted, in the absence of contrary indication therein or revocation thereof by the shareholder granting such proxy, in favor of the ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending June 30, 1998. In the unlikely event that such appointment is not ratified, the Board of Directors will consider alternatives which might be pursued. Such alternatives could include the selection of another auditor or continuation of Arthur Andersen LLP as auditor.

     A representative of Arthur Andersen LLP will attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if he desires to do so, and such representative will be available to respond to appropriate shareholder questions.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

                           A VOTE FOR THIS PROPOSAL.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and certain written representations of its directors and officers, the Company believes that all reports required by Section 16(a) of the Securities and Exchange Act of 1934 applicable to its directors, executive officers and greater than ten percent shareholders were timely filed in such fiscal year and prior fiscal years, except as previously reported.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders with respect to matters to be voted upon at the Company's 1998 Annual Meeting of Shareholders, now scheduled to be held on October 27, 1998, must be received by the Company's Secretary on or before May 22, 1998, in order to be considered for inclusion in the Company's proxy statement and proxy relating to that meeting. Although they may not be included in the Company's proxy statement and proxy relating to that meeting, valid proposals received after that date but on or before July 29, 1998, will nevertheless be included in the meeting's agenda if proposed in accordance with the bylaws of the Company.

                          ANNUAL REPORT AND FORM 10-K

     The Annual Report of the Company for the year ending June 30, 1997, including financial statements, is being mailed to shareholders of record at the close of business on the record date together with this Proxy Statement.

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE 1997 ANNUAL MEETING, THE COMPANY WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF THE FORM 10-K ANNUAL REPORT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JUNE 30, 1997. REQUESTS SHOULD BE ADDRESSED TO RICHARD J. ROSEBERY, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER, ELCOR CORPORATION, 14643 DALLAS PARKWAY, SUITE 1000, DALLAS, TEXAS 75240-8871.

                                 OTHER MATTERS

     No business other than that referred to in this Proxy Statement is expected to come before the Meeting, but should any other matters requiring a vote arise, including a question of adjourning the Meeting, the persons named as proxies in the enclosed proxy will vote thereon according to their best judgment in the interest of the Company. Although the minutes from last year's Annual Meeting of Shareholders are expected to be presented for approval, approval of such minutes will not itself constitute substantive approval.

                                             By Order of the Board of Directors
                                                      DAVID G. SISLER
                                                         Secretary

Dated: September 19, 1997

                            [ELCOR CORPORATION LOGO]

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          OCTOBER 28, 1997, 10:00 A.M.
                  DERRICK ROOM OF THE MIDLAND PETROLEUM CLUB,
                      501 WEST WALL STREET, MIDLAND, TEXAS


The undersigned, revoking all prior proxies, hereby appoints Harold K. Work, Richard J. Rosebery and David G. Sisler, or any one of them, with full power of substitution, as proxies to represent and vote as designated hereon all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Elcor Corporation dated October 28, 1997 and at any adjournment(s) thereof (collectively, the "Meeting") with all the powers the undersigned would possess if personally present and voting thereat, (a) as instructed on the reverse side with respect to the following matters more fully described in the Proxy Statement dated September 19, 1997, and (b) in their discretion upon other matters which properly come before the Meeting.


                            PLEASE SEE REVERSE SIDE


                            - FOLD AND DETACH HERE -


UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE PROXIES WILL VOTE THE SHARES FOR ITEMS 1 AND 2.          / X /


1. ELECTION OF DIRECTORS

        FOR             WITHHOLD                  Nominees: Messrs. Robert M. Leibrock, W. F. Ortloff and Harold K. Work
        all             AUTHORITY                 To withhold authority to vote for any individual Nominee, write that
     Nominees       for all Nominees              Nominee's name on the line below.

        / /               / /                     _________________________________________________________________________


2. APPROVAL OF ARTHUR ANDERSEN LLP
   AS AUDITORS FOR FISCAL 1998

       FOR    AGAINST    ABSTAIN

       / /     / /         / /

                                                                 Please date and sign exactly as name appears on this proxy.
                                                                 Joint owners should each sign. If held by a corporation, please sign full corporate name by duly authorized officer. Executors,
                                                                 Administrators, Trustees, etc. should give full title as such.


                                                                 Dated__________________________________________________, 1997


                                                                 _____________________________________________________________
                                                                                     Signature of Shareholder

                                                                 _____________________________________________________________
                                                                                     Signature of Shareholder



                             -   FOLD AND DETACH HERE   -
